Exhibit 99.2 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: April 22, 2009

This investor update provides information on Continental's guidance for the second quarter and the full year 2009, as well as certain historical information pertaining to the first quarter of 2009.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)

As compared to the same period last year, consolidated domestic bookings for the next six weeks are running ahead 2 - 3 points, mainline Latin bookings are running behind 1 - 2 points, Transatlantic bookings are running ahead 4 - 5 points, and Pacific bookings are running ahead 2 - 3 points.

For the second quarter of 2009, the Company expects both its consolidated and mainline load factors to be about flat to up 1 point year-over-year (“yoy”).

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the second quarter of 2009 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.8 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the second quarter 2009 is expected to be between $370 and $380 million.

	2009 Estimate
Available Seat Miles (ASMs)	Year-over-Year % Change
	2nd Qtr.	Full Year
Mainline
Domestic	(10.1)%	(6 - 7)%
Latin America	(1.1)%	0% - 1%
Transatlantic	(10.9)%	(7 - 8)%
Pacific	13.8%	8% - 9%
Total Mainline	(7.0)%	(4 - 5)%

Regional	(10.7)%	(5 - 6)%

Consolidated
Domestic	(10.3)%	(6 - 7)%
International	(4.0)%	(2 - 3)%
Total Consolidated	(7.4)%	(4 - 5)%

Load Factor	2nd Qtr. 2009 (E)			Full Year 2009 (E)
Domestic	84%	-	85%	82%	-	83%
Latin America	80%	-	81%	80%	-	81%
Transatlantic	81%	-	82%	76%	-	77%
Pacific	77%	-	78%	76%	-	77%
Total Mainline	82%	-	83%	80%	-	81%

Regional	77%	-	78%	74%	-	75%

Consolidated	81%	-	82%	79%	-	80%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

First Quarter 2009 Domestic Performance on a Hub by Hub Basis
Continental’s first quarter 2009 consolidated domestic capacity at its New York Liberty hub was down 10.3%, with traffic down 14.5%, resulting in a load factor decrease of 3.7 pts compared to the first quarter of 2008.  Transcon capacity, which is a subset of New York Liberty capacity, was down 4.6% yoy in the first quarter while traffic was down 7.9%, resulting in a load factor decrease of 2.8 pts compared to the same period in 2008.  Consolidated domestic capacity at its Houston hub was down 9.8% yoy, with traffic down 12.5%, resulting in a load factor decrease of 2.5 pts compared to the first quarter of 2008.  Consolidated domestic capacity at its Cleveland hub was down 18.0% yoy, with traffic down 20.4%, resulting in a first quarter load factor decrease of 2.4 pts compared to the same period in 2008.

Pension Expense and Contributions
During the first quarter of 2009, the Company contributed $50 million to our tax-qualified defined benefit pension plans and on April 9, 2009 the Company contributed an additional $50 million to the plans.  Including these contributions, Continental's remaining minimum required contribution to be made during calendar year 2009 is approximately $50 million.

Continental estimates that its non-cash pension expense will be approximately $250 million for 2009.  This amount excludes non-cash settlement charges related to lump-sum distributions.

CASM Mainline Operating Statistics	2009 Estimate (cents)
	2nd Qtr.			Full Year
CASM	10.77	-	10.82	10.55	-	10.60
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	10.77	-	10.82	10.55	-	10.60
Aircraft Fuel & Related Taxes per ASM	(3.01)			(2.73)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	7.76	-	7.81	7.82	-	7.87

CASM Consolidated Operating Statistics	2009 Estimate (cents)
	2nd Qtr.			Full Year
CASM	11.63	-	11.68	11.40	-	11.45
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	11.63	-	11.68	11.40	-	11.45
Aircraft Fuel & Related Taxes per ASM	(3.21)			(2.92)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.42	-	8.47	8.48	-	8.53

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Variable Compensation
In accordance with the Company's profit sharing plan, to the extent applicable, profit sharing accruals are accrued each quarter based on the actual cumulative profits earned year-to-date.  For more information regarding this program, see the Company’s 2008 Form 10-K.  Generally, the profit sharing program provides for a profit sharing pool for eligible employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing program).

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $13.20 on April 15, 2009 was used in estimating the expense impact of the awards for the Company's 2009 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from April 15, 2009 will result in an increase or decrease of approximately $2 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the second quarter 2009.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2008 Form 10-K.

Fuel Requirements (Gallons)	2009 Estimate
	2nd Qtr.	Full Year
Mainline	355 million	1,390 million
Regional	70 million	283 million
Consolidated Fuel Price per Gallon (including fuel
taxes and impact of hedges)	$2.12	$1.93

Fuel Hedges - As of April 15, 2009
As of April 15, 2009, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
Second Quarter 2009
WTI crude oil collars	35%	$3.48	35%	$2.61
Total	35%		35%
Third Quarter 2009
WTI crude oil swaps	5%	$1.31	5%	$1.31
WTI crude oil collars	11%	3.21	11%	2.40
Total	16%		16%
Fourth Quarter 2009
WTI crude oil swaps	5%	$1.36	5%	$1.36
Total	5%		5%

Based on the forward curve for WTI as of April 15, 2009, the Company estimates that all of its fuel hedges would result in a net increase in fuel expense of $0.55 per gallon in the second quarter 2009 and $0.26 per gallon for the full year 2009.  For the un-hedged portion of its consolidated fuel requirements, the Company is assuming an average cost of jet fuel (including fuel taxes) of $1.57 for the second quarter and $1.67 for the full year 2009.

As of April 15, 2009 the Company had $152 million posted with its fuel hedge counterparties in the form of cash and granted a lien on one 777-200 aircraft and one 757-200 aircraft in favor of a counterparty in lieu of posting an additional $56 million in cash.

Selected Expense Amounts	2009 Estimated Amounts ($Millions)
	2nd Qtr.	Full Year
Aircraft Rent	$234	$930
Depreciation & Amortization	$119	$481
Net Interest Expense*	$82	$337
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

Debt and Capital Leases
Scheduled debt and capital lease payments for the full year 2009 are estimated to total $551 million, with $98 million paid in the first quarter and approximately $52 million, $341 million and $60 million to be paid in the second, third and fourth quarters of 2009, respectively.

Cash Capital Expenditures ($Millions)	2009 Estimate
Fleet Related	$210
Non-Fleet	180
Rotable Parts & Capitalized Interest	57
Total	$447
Net Purchase Deposits Paid/(Refunded)	7
Total Cash Capital Expenditures	$454

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2009 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $115	124	137	$9
Between $75 - $115	124	133	$5
Under $75	124	124	--
Net Loss	124	124	--

Full Year 2009 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $313	124	137	$24
Between $203 - $313	124	133	$14
Under $203	124	124	--
Net Loss	124	124	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

Adjustment for Retrospective Application of FSP APB 14-1

The Company has adjusted the financial statements for the years ending December 31, 2008, 2007 and 2006 to reflect our adoption of the Financial Accounting Standards Board's Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)", which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  Please see Appendix A for quarterly financials for the year 2008 reflecting this adjustment.  In addition, the Company now includes fuel and related taxes on flights operated for us by other operators under capacity purchase agreements as part of “Aircraft fuel and related taxes”.  The quarterly financials as shown on Appendix A reflect the reclassification of these amounts for the year 2008.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Appendix A

	CONTINENTAL AIRLINES, INC.
	CONSOLIDATED STATEMENT OF OPERATIONS
	(In millions of dollars)
	Adjusted Presentation
	1Q	2Q	3Q	4Q
	2008	2008	2008	2008
Operating Revenue:
Total Passenger	3,223	3,650	3,760	3,103
Cargo, mail and other	347	394	396	368
	3,570	4,044	4,156	3,471

Operating Expenses:
Wages, salaries and related costs	729	704	765	760
Aircraft fuel and related taxes	1,262	1,653	1,807	1,197
Regional capacity purchase, net	292	299	247	221
Aircraft rentals	247	246	244	240
Landing fees and other rentals	207	210	225	210
Distribution costs	182	194	182	159
Maintenance, material and repairs	159	167	152	135
Depreciation and amortization	106	108	112	111
Passenger services	96	107	113	91
Special charges (credits)	(8)	58	91	40
Other	364	369	370	332
	3,636	4,115	4,308	3,496

Operating Income (Loss)	(66)	(71)	(152)	(25)

Nonoperating Income (Expense):
Interest expense	(93)	(91)	(95)	(97)
Interest capitalized	9	8	8	8
Interest income	24	16	16	8
Gain on sale of investments		78
Other, net	(1)	11	(27)	(161)
	(61)	22	(98)	(242)

Income (Loss) before Income Taxes	(127)	(49)	(250)	(267)
Income Tax Benefit (Expense)	45	44	20	(2)

Net Income (Loss)	($82)	($5)	($230)	($269)

Earnings Per Share	(0.82)	(0.05)	(2.09)	(2.35)
Special Items per Share	(0.06)	(0.21)	0.83	1.49
Earnings Per Share Excluding Special Items	(0.88)	(0.26)	(1.26)	(0.86)

Fleet News
Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

April 15, 2009
		Net		Net
	Total @	Changes	Total @	Changes	Total @
	YE 2008	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER*	20	-	20	2	22
787-8	-	-	-	-	-
767-400ER	16	-	16	-	16
767-200ER	10	-	10	-	10
757-300	17	-	17	4	21
757-200	41	-	41	-	41
737-900ER*	17	13	30	4	34
737-900	12	-	12	-	12
737-800*	116	1	117	7	124
737-700	36	-	36	-	36
737-300**	23	(23)	-	-	-
737-500**	42	(5)	37	-	37
Total Mainline	350	(14)	336	17	353

Regional
ERJ-145	234	(5)	229	-	229
CRJ200LR	17	(10)	7	(7)	-
Q400	15	(1)	14	6	20
Q200	16	-	16	-	16
Total Regional	282	(16)	266	(1)	265

Total Count	632	(30)	602	16	618
*Final mix of new 737-800/-900ERs is subject to change
**Final mix and quantity of 737-300 / 737-500 exits are subject to change